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                                                             EXHIBIT (a)(1)(iii)

                               ZAPATA CORPORATION

                           OFFER TO PURCHASE FOR CASH

                  OF UP TO 500,000 SHARES OF ITS COMMON STOCK

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON MONDAY, DECEMBER 18, 2002, UNLESS THE OFFER IS EXTENDED.

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

     Zapata Corporation, a Nevada corporation (the "Company" or "Zapata"), is offering to purchase for cash up to 500,000 shares (or such lesser number of shares as are properly tendered and not withdrawn) common stock, par value $.01 per share (the "Shares"), upon the terms and subject to the conditions set forth in its Offer to Purchase, dated November 20, 2002 (the "Offer to Purchase"), and in the related Letter of Transmittal (which together constitute the "Offer"). The Company reserves the right, in its sole discretion, to purchase more than 500,000 Shares pursuant to the Offer. See Sections 1 and 14 of the Offer to Purchase.

     Only Shares properly tendered and not properly withdrawn will be purchased. However, because of the possible "odd lot" priority and the proration and conditional tender provisions described in the Offer to purchase, all of the Shares tendered may not be purchased if more than 500,000 Shares are properly tendered. All Shares tendered and not purchased, including Shares not purchased because of proration or the conditional tender procedures, will be returned at Zapata's expense promptly following the expiration date. Zapata reserves the right, in its sole discretion, to purchase more than 500,000 Shares pursuant to the offer, subject to applicable law. See Section 1 of the Offer to Purchase.

     Upon the terms and subject to the conditions of Zapata's offer, if more than 500,000 Shares are properly tendered and not properly withdrawn, Zapata will purchase Shares first, at Zapata's election, from any person who owned beneficially or of record an aggregate of fewer than 100 Shares (or such lesser of shares as may be determined to constitute "odd lot" Shares for purposes of the Offer) and so certified in the appropriate place on a Letter of Transmittal, and, if applicable, on a Notice of Guaranteed Delivery and then, subject to the conditional tender procedures described in Section 1 of the Offer to Purchase, all other Shares properly tendered on a pro rata basis from all other Stockholders with appropriate adjustments to avoid purchases of fractional Shares.

     The offer is not conditioned on any minimum number of shares being tendered. The offer is, however, subject to other conditions described in the offer to purchase. See Section 6 of the Offer to Purchase.

     For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

          1. Offer to Purchase, dated November 20, 2002;

          2. Letter to Clients which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

          3. Letter, dated November 20, 2002 from Avram A. Glazer, President and Chief Executive Officer of the Company, to stockholders of the Company;

          4. Letter of Transmittal for your use and for the information of your clients (together with accompanying Substitute Form W-9); and

          5. Notice of Guaranteed Delivery to be used to accept the Offer if the Share certificates and all other required documents cannot be delivered to the Depositary by the expiration date or if the procedure for book-entry transfer cannot be completed on a timely basis.
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     Your prompt action is requested. We urge you to contact your clients promptly. The offer, proration and withdrawal rights will expire at 5:00 p.m., Eastern Time, on Monday, December 18, 2002, unless the offer is extended.

     No fees or commissions will be payable by the Company to brokers, dealers or other persons for soliciting tenders of Shares pursuant to the Offer other than fees paid to the Information Agent or the Depositary as described in the Offer to Purchase. The Company, however, upon request, will reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to the beneficial owners of Shares held by you as a nominee or in a fiduciary capacity. The Company will pay or cause to be paid any stock transfer taxes applicable to its purchase of Shares, except as otherwise provided in Instruction 11 of the Letter of Transmittal.

     To take advantage of the Offer, a duly executed and properly completed Letter of Transmittal (or a manually signed facsimile thereof) including any required signature guarantees and any other required documents should be sent to the Depositary with either certificate(s) representing the tendered Shares or confirmation of their book-entry transfer all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

     As described in Section 3, "Procedures for Tendering Shares," of the Offer to Purchase, tenders may be made without the concurrent deposit of stock certificates or concurrent compliance with the procedure for book-entry transfer, if such tenders are made by or through a broker or dealer, commercial bank, trust company, savings bank or savings and loan association having an office, branch or agency in the United States, which is a member in good standing of the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program. Certificates for Shares so tendered (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at the "Book-Entry Transfer Facility" described in the Offer to Purchase), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) and any other documents required by the Letter of Transmittal, must be received by the Depositary within three NYSE trading days after timely receipt by the Depositary of a properly completed and duly executed Notice of Guaranteed Delivery.

     Any inquiries you may have with respect to the Offer should be addressed to the Information Agent at its address and telephone number set forth on the back cover of the Offer to Purchase. Additional copies of the enclosed material may be obtained from the Information Agent by calling them at (800) 937-5449 or collect at (718) 921-8200.

                                          Very truly yours,

                                          /s/ Leonard DiSalvo
                                          --------------------------------------
                                                     Leonard DiSalvo,
                                                    Zapata Corporation
                                           Vice President -- Finance and Chief
                                                    Financial Officer

Enclosures

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE COMPANY OR ANY OF ITS AFFILIATES, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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